                                                                    Exhibit 99.1



                                                         Contact:  Lynda Nordeen
                                                                  (952) 830-3361

FOR IMMEDIATE RELEASE


                   JOSTENS TO HOLD SPECIAL SHAREHOLDER MEETING

          Shareholders to Vote on Proposed Transaction with Investcorp

Minneapolis, April 14, 2000-- Jostens, Inc. (NYSE: JOS) today announced that it would hold a special meeting of shareholders on Tuesday, May 9, 2000, at 10 a.m., in the Jostens Auditorium, 5501 Norman Center Drive, Minneapolis, Minn.

     The meeting has been called to allow shareholders to vote on the proposed merger of Jostens into a company controlled by Investcorp, a global investment group, and its co-investors. Shareholders of record at the close of business on March 20, 2000, are entitled to notice of and to vote on the proposed merger. A proxy statement was filed on April 7, 2000, and has been mailed to shareholders of record. There were 33,327,209 shares outstanding at the record date.

     The proposed transaction, in which Jostens' shareholders will receive $25.25 per share in cash for approximately 98 percent of the company's outstanding shares, was approved by Jostens' Board of Directors and announced in December 1999.

     Jostens is a leading provider of products, programs and services that help people celebrate important moments, recognize achievements and build affiliation. The company's products include yearbooks, class rings, graduation products, school photography, employee and achievement awards, and products for athletic departments and their fans. Jostens had 1999 sales of $782 million.

                                      -30-